Exhibit 5.1

July 3, 2008

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland 20876

Re:	Hughes Communications, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hughes Communications, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale from time to time of up to 335,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued in exchange for the bonus units (the “Bonus Units”) issued by Hughes Network Systems, LLC (“HNS”), a Delaware limited liability company and a wholly-owned subsidiary of the Company. The Bonus Units were issued by HNS to certain of its employees pursuant to the Hughes Network Systems, LLC Bonus Unit Plan (the “Bonus Unit Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and HNS and other certificates and documents of officials of the Company and HNS, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock, (ii) the Bonus Unit Plan was duly authorized, adopted and approved by the Board of Directors of SkyTerra Communications, Inc., the managing member of HNS, on July 15, 2008, as specified under the Bonus Unit Plan and in accordance with General Corporation Law of the State of Delaware and the governing instruments of HNS, (iii) each award agreement setting forth the terms of each Bonus Units award granted pursuant to the Bonus Unit Plan is consistent with the Bonus Unit Plan and has been duly authorized and validly executed and delivered by the parties thereto, (iv) the

Hughes Communications, Inc.

July 3, 2008

effectiveness of the Registration Statement shall not have been terminated or rescinded, (v) the Company will have received the releases required to be delivered pursuant to Section 3.16 of the Bonus Unit Plan from the holders of the Bonus Units prior to the issuance of the Shares, (vi) at the time of the issuance of the Shares, the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and (vii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and HNS, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered by the Company in exchange for the Bonus Units in accordance with the terms of the Bonus Unit Plan and the applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Hughes Communications, Inc.

July 3, 2008

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.